NEWS RELEASE for October 15, 2007

Contact:
Investor Relations/ Financial Media:	Company:
Capital Link, Inc. Nicolas Bornozis President 230 Park Avenue Suite 1536 New York, NY 10169 Tel. (212) 661-7566 E-mail: nbornozis@capitallink.com www.capitallink.com
Oceanaut, Inc.
Christopher Georgakis
President & Chief Executive Officer
Oceanaut, Inc.
17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Tel: 011-30-210-62-09-520
Fax: 011-30-210-62-09-528

E-Mail:   info@oceanautinc.com
www.oceanautinc.com

OCEANAUT, INC.
ENTERS INTO DEFINITIVE AGREEMENTS FOR
PURCHASE OF NINE VESSELS AND $82,500,000 INVESTMENT

Athens, Greece - October 15, 2007 - Oceanaut, Inc., (AMEX: OKN; OKN.U; OKN.WS; the “Company” or “Oceanaut”) today announced that it has entered into definitive agreements pursuant to which it has agreed to purchase, for an aggregate purchase price of $700 million in cash, nine dry bulk carriers including five newbuildings, from companies associated with members of the Restis family. The Company also announced that it has entered into definitive agreements pursuant to which it has agreed to issue 10,312,500 shares of its common stock, at a purchase price of $8.00 per share, in exchange for an aggregate investment by separate companies associated with members of the Restis family of $82,500,000.

Following the completion of the fleet acquisition and investment, companies associated with members of the Restis family are expected to own approximately 30% of the Company’s outstanding shares of common stock. Excel Maritime Carriers Ltd. and its affiliates currently own approximately 24% of the Company’s outstanding shares of common stock.

Upon delivery of the vessels, the fleet will be comprised of two Capesize, four Panamax and three Supramax dry bulk carriers. These dry bulk carriers transport a variety of dry bulk cargoes such as coal, iron ore and grain. The vessels have a combined cargo-carrying capacity of 809,000 deadweight tons and an average fleet age of approximately seven years upon delivery of all newbuilding vessels. The two Supramax dry bulk carriers are scheduled for delivery in 2008 and the third Supramax dry bulk carrier, together with the two Capesize dry bulk carriers, are scheduled for delivery in 2009.

In addition, it is intended that, after the closing of the transaction, Maryville Maritime Inc. will provide technical management services and Safbulk Pty Ltd. will provide commercial management services to Oceanaut’s fleet.

“We are pleased to bring this significant fleet acquisition and synergistic investment to our shareholders,” said Mr. Christopher Georgakis, Chief Executive Officer and President of Oceanaut. “We believe that the quality of the acquired fleet in this transaction combined with sound technical and commercial vessel ship management practices, will result in Oceanaut being well-positioned to become a significant player in the fragmented dry bulk shipping sector.”

The Company’s acquisition of the fleet of dry bulk carriers and the issuance of its common stock in exchange for the $82,500,000 investment are conditioned upon the consummation of such other transaction and are each subject to the approval of Oceanaut’s shareholders.

Oceanaut will also file a Current Report on Form 8-K disclosing further details on the fleet acquisition and investment and attaching copies of the definitive agreements.

About Oceanaut, Inc.

Oceanaut, Inc. (AMEX: OKN; OKN.U; OKN.WS) is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, vessels or one or more operating businesses in the shipping industry.

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the scope and timing of SEC and other regulatory agency review, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Additional Information

In connection with the proposed transaction and required shareholder approval, Oceanaut will file with the SEC a proxy statement that will be mailed to the shareholders of Oceanaut. Oceanaut’s shareholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the transaction and related matters. Shareholders will be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Oceanaut, Inc., Oceanaut, Inc., 17th Km National Road Athens-Lamia & Finikos Street, 145 64 Nea Kifisia, Athens, Greece. Once filed, investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov.

Oceanaut and its officers and directors may be deemed to be participating in the solicitation of proxies from the Oceanaut shareholders in favor of the approval of the proposed transaction. Information concerning Oceanaut's directors and officers is set forth in the publicly filed documents of Oceanaut. Shareholders may obtain more detailed information regarding the direct and indirect interests of Oceanaut and its directors and executive officers in the transaction and related financing by reading the preliminary and definitive proxy statements regarding the proposed acquisition, which will be filed with the SEC.